Exhibit 10.1

AMENDMENT TO STOCK OPTIONS AND STOCK APPRECIATION RIGHTS UNDER THE GENWORTH FINANCIAL, INC. OMNIBUS INCENTIVE PLANS

Effective as of June 1, 2015, the Management Development and Compensation Committee of the Board of Directors of Genworth Financial, Inc. (the “Company”) approved an amendment to all outstanding stock options and stock appreciation rights (“SARs”) granted under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan to provide for the automatic exercise of vested and “in-the-money” stock options and SARs on the last trading day prior to their expiration, as set forth in the following paragraph.

If the closing price of the Company’s Class A common stock (the “Common Stock”) exceeds the exercise price of a stock option or SAR by at least $0.01 on the last trading day prior to the expiration of the award for any reason, the vested, outstanding and unexercised portion of the award (not including any award that has been forfeited by its terms), if any, shall be automatically exercised without further action or notice by the Company or the grantee (an “Automatic Exercise”), and the Company shall issue or transfer to the grantee the number of shares of Common Stock to which he or she is entitled based on such Automatic Exercise, net of shares to be withheld by the Company having a fair market value equal to the minimum amount required to be withheld for tax purposes.